Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net loss per share of $3.34; includes $5.22 per share loss in after-tax non-core items

•	Core net operating earnings of $1.88 per share; includes $0.08 per share loss from investments marked-to-market through core operating earnings

•	First quarter annualized ROE of (23.1%); core operating ROE of 13.2%

•	Parent company cash of $485 million post April debt offering; excess capital of $610 million at March 31, 2020

•	Full year 2020 core net operating earnings guidance, excluding the impact of investments marked-to-market through core operating earnings, $6.45 - $7.25 per share

CINCINNATI – May 11, 2020 – American Financial Group, Inc. (NYSE: AFG) today reported a 2020 first quarter net loss attributable to shareholders of $301 million ($3.34 per share loss) compared to earnings of $329 million ($3.63 per share) for the 2019 first quarter. Net earnings for the 2020 first quarter were adversely impacted by after-tax non-core items aggregating $472 million ($5.22 per share). These items included $435 million ($4.81 per share) in non-core after-tax net realized losses on securities, after-tax annuity non-core losses of $30 million ($0.34 per share), and $7 million ($0.07 per share) for costs associated with the runoff of our Lloyd’s-based insurer, Neon. By comparison, net earnings in the 2019 first quarter included $145 million ($1.61 per share) in after-tax net realized gains on securities. Other details may be found in the table on the following page. AFG’s book value per share was $56.18 as of March 31, 2020. Annualized return on equity was (23.1%) and 25.9% for the first quarters of 2020 and 2019, respectively.

Core net operating earnings were $171 million ($1.88 per share) for the 2020 first quarter, compared to $184 million ($2.02 per share) in the 2019 first quarter. Core net operating earnings for the first quarters of 2020 and 2019 generated annualized returns on equity of 13.2% and 14.5%, respectively. The year-over-year decrease was the result of negative adjustments to the Company’s $2.2 billion of investments that are marked to market through core operating earnings (“MTM investments”). The COVID-19 pandemic has had widespread financial and economic impacts, including a significant decrease in both equity and credit markets, which adversely affected returns on MTM investments. Excluding the impact of MTM investments, AFG’s first quarter 2020 core net operating earnings increased $21 million ($0.23 per share) year-over-year. Additional details may be found in the table below.

	Three Months Ended March 31,
Components of Pretax Core Operating Earnings	2020	2019	2020	2019	2020	2019
	Before Impact of		Marked-to-Market		Core Net Operating
In millions, except per share amounts	Marked-to-Market Investments		Investments, net of DAC		Earnings, as reported
P&C Pretax Core Operating Earnings	$178	$177	$3	$8	$181	$185
Annuity Pretax Core Operating Earnings	79	64	(12)	26	67	90
Other Expenses	(20)	(27)	—	—	(20)	(27)
Holding Company Interest Expense	(17)	(16)	—	—	(17)	(16)

Pretax Core Operating Earnings	220	198	(9)	34	211	232
Related Income Taxes	42	41	(2)	7	40	48

Core Net Operating Earnings	$178	$157	$(7)	$27	$171	$184

Core Operating Earnings (Loss) Per Share	$1.96	$1.73	($0.08)	$0.29	$1.88	$2.02

Weighted Avg Diluted Shares Outstanding	91.1	90.7			91.1	90.7

Beginning with the second quarter of 2019, AFG changed the way it defines annuity core operating earnings to exclude the impact of items that are not necessarily indicative of operating trends. Core net operating earnings for periods prior to the change have not been adjusted, however results for the three month period ended March 31, 2019 are reconciled to historically reported Annuity Segment core operating earnings on page 5 of this release. As a result, reported core net operating earnings for periods beginning with the second quarter of 2019 are not directly comparable to prior year periods. Beginning prospectively with the first quarter of 2020, AFG’s core net operating earnings for its property and casualty insurance segment excludes the run-off operations of Neon (“Neon exited lines”). The Neon exited lines impact is highlighted in the table below.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses, annuity non-core earnings and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended March 31,
	2020	2019
Components of net earnings (loss) attributable to shareholders:
Core operating earnings before income taxes	$211	$229
Pretax non-core items:
Realized gains (losses) on securities	(551)	184
Annuity non-core earnings (losses)	(38)	—
Neon exited lines	(10)	—

Earnings (loss) before income taxes	(388)	413
Provision (credit) for income taxes:
Core operating earnings	40	48
Non-core items	(124)	39

Total provision (credit) for income taxes	(84)	87

Net earnings (loss), including noncontrolling interests	(304)	326
Less net earnings (losses) attributable to noncontrolling interests:
Core operating earnings	—	(3)
Non-core items	(3)	—

Total net earnings (loss) attributable to noncontrolling interests	(3)	(3)

Net earnings (loss) attributable to shareholders	$(301)	$329

Net earnings (loss):
Core net operating earnings(a)	$171	$184
Non-core items:
Realized gains (losses) on securities	(435)	145
Annuity non-core earnings (losses)	(30)	—
Neon exited lines	(7)	—

Net earnings (loss) attributable to shareholders	$(301)	$329

Components of Earnings (Loss) Per Share(b):
Core net operating earnings(a)	$1.88	$2.02
Non-core items:
Realized gains (losses) on securities	(4.81)	1.61
Annuity non-core earnings (losses)	(0.34)	—
Neon exited lines	(0.07)	—

Diluted Earnings (Loss) Per Share	$(3.34)	$3.63

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Book value per share, excluding unrealized gains related to fixed maturities, was $55.52 per share at March 31, 2020. In the 2020 first quarter, AFG repurchased 826,283 shares of its common stock at an average price of $74.28 per share, for a total of approximately $61 million.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “The COVID-19 pandemic has had profound implications across the globe, requiring us to adjust to new ways of working, learning and interacting with each other. We are especially grateful for the guidance of health officials and government leaders at the local, state and federal levels, which has been instrumental in protecting health and promoting safety in these unprecedented times. We are also very thankful to those serving and caring for others, including healthcare professionals, first responders, military and food service personnel and other essential workers. Our foremost priority is to protect the well-being of our employees as we continue to provide the secure, trusted service and support on which our agents and policyholders rely. We entered the year in the strongest financial position in our Company’s history, and our liquidity and excess capital afford us the flexibility to effectively address and respond to the uncertainties introduced by COVID-19. Our thoughts and prayers remain with all of those affected by the virus and the individuals caring for them.

“We are very pleased with the performance of our core operating businesses during the first quarter of 2020 amid these challenges. We believe our results demonstrate the strength of our portfolio of diversified specialty insurance businesses and the contributions of the exceptional employees who are part of the AFG family.

“AFG had approximately $610 million of excess capital at March 31, 2020. This number includes parent company cash of approximately $190 million. With consideration to our recent issuance of $300 million of 10-year senior debt, AFG parent effectively held cash of $485 million at March 31, 2020. We expect to continue to have significant excess capital and liquidity throughout 2020 and beyond. Specifically, our insurance subsidiaries are projected to have capital at or in excess of the levels expected by ratings agencies in order to maintain their current ratings, we have no near-term debt maturities and we maintain a $500 million undrawn credit facility.”

As previously announced, the Company provided full year 2020 core net operating earnings per share guidance excluding earnings or losses from MTM investments, given the uncertainty of the implications of COVID-19 and the resulting volatility in the financial markets. AFG continues to expect its 2020 core net operating earnings per share excluding MTM investments to be in the range of $6.45 to $7.25. For comparison, AFG’s 2019 full year core operating earnings per share excluding MTM investments were $7.11. In addition to excluding earnings on MTM investments where indicated, our 2020 core earnings per share expectations and guidance excludes non-core items such as realized gains and losses, annuity non-core earnings and losses, and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations. Furthermore, the above guidance reflects the impacts of (i) recent opportunistic purchases of fixed income securities, (ii) lower short-term interest rates than previously assumed, (iii) a decline in property and casualty premiums as compared to our original expectations, (iv) recent renewal rate actions taken on annuity policies near or at the end of their surrender charge period, and (v) other items related to the impact of COVID-19.

Specialty Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were $181 million in the first quarter of 2020, compared to $185 million in the prior year period, a decrease of 2%. Lower year-over-year P&C net investment income, due to the impact of MTM investments, was the driver of the lower year-over-year earnings. Absent the impact of MTM investments, first quarter 2020 pretax core operating earnings in AFG’s P&C Insurance Segment increased $1 million when compared to the prior year period.

The Specialty P&C insurance operations generated an underwriting profit of $89 million in the 2020 first quarter, compared to $88 million in the first quarter of 2019. Higher underwriting profitability in our Specialty Casualty and Specialty Financial Groups was partially offset by lower underwriting profit in our Property and Transportation Group.

The first quarter 2020 combined ratio of 92.2% decreased 0.3% from the prior year period. First quarter 2020 results include 4.2 points of favorable prior year reserve development, compared to 4.0 points of favorable development in the comparable prior year period. Catastrophe losses were 0.8 points of the combined ratio in the first quarter of 2020; by comparison, catastrophe losses added 1.1 points in the prior year period.

Gross written premiums were down 1% and net written premiums were up 2% in the 2020 first quarter compared to the prior year quarter, primarily as the result of the run-off of Neon. Excluding the impact of the Neon runoff, gross and net written premiums increased 11% and 7%, respectively, year-over-year. Average renewal pricing across our entire P&C Group was up approximately 7% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 11%. Pricing in our Specialty P&C group overall is the highest we have achieved in over five years, meeting or exceeding our expectations in each of our Specialty P&C sub-segments.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $27 million in the first quarter of 2020 compared to $39 million in the first quarter of 2019. Lower crop earnings were the driver of the lower underwriting profit in the quarter. Catastrophe losses in this group were $8 million in the first quarter of 2020 and $9 million in the comparable 2019 period.

First quarter 2020 gross and net written premiums in this group were 13% and 12% higher, respectively, than the comparable prior year period. New business opportunities in our transportation, property & inland marine and ocean marine businesses, as well as new premiums from the addition of the Atlas paratransit business, were partially offset by declines in passenger transportation premiums caused by the COVID-19 pandemic. Overall renewal rates in this group increased 6% in the first quarter of 2020.

The Specialty Casualty Group reported an underwriting profit of $52 million in the first quarter of 2020 compared to $36 million in the comparable 2019 period. Higher profitability in our executive liability and workers’ compensation businesses, as well as 2019 Neon underwriting losses impacting prior year core operating results, contributed to the higher year-over-year underwriting profitability. Higher year-over-year adverse prior year reserve development in our excess & surplus lines and public sector businesses partially offset these results. Underwriting profitability in our workers’ compensation business continues to be very strong; these businesses reported higher year-over-year underwriting profit, primarily as a result of higher favorable prior year reserve development. The businesses in the Specialty Casualty Group achieved a very strong 90.7% calendar year combined ratio overall in the first quarter. Catastrophe losses for this group were less than $1 million in the first quarter of 2020 and $1 million in the comparable 2019 period.

Gross and net written premiums decreased 7% and 6%, respectively, for the first quarter of 2020 when compared to the same prior year period, primarily due to the run-off of Neon. Excluding the impact of Neon, gross and net written premiums for the first quarter of 2020 were up 13% and 4%, respectively, when compared to the same period in 2019. Higher cessions in our excess and surplus and excess liability businesses impacted net written premiums. With the exception of workers’ compensation, the majority of businesses in this group achieved strong renewal pricing and reported premium growth during the first quarter. Growth in our excess and surplus lines and excess liability businesses, primarily the result of rate increases, new business opportunities and higher retentions on renewal business, was the primary driver of the higher premiums. Lower premiums in our workers’ compensation businesses partially offset this growth. Renewal pricing for this group was up 8% in the first quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 17%. Renewal rates in our Specialty Casualty Group overall and renewal rates adjusted to exclude the impact of workers’ compensation are the highest we have seen in more than five years.

The Specialty Financial Group reported an underwriting profit of $17 million in the first quarter of 2020, compared to $13 million in the comparable 2019 period. Higher year-over-year underwriting profitability in our financial institutions business was partially offset by lower underwriting profitability in our fidelity and crime operations. Nearly all businesses in this group continued to achieve excellent underwriting margins. Catastrophe losses for this group were $1 million in the first quarter of 2020, compared to $2 million in the prior year quarter.

First quarter 2020 gross written premiums were down 1% and net written premiums were up 3%, when compared to the prior year period. Renewal pricing in this group was up approximately 5% for the quarter.

Carl Lindner III stated, “Our Specialty P&C Group performed exceptionally well during the first quarter, with excellent underwriting margins, healthy year-over-year growth in net written premiums and very strong renewal pricing that is exceeding our objectives. Based on our current expectations of the impact of COVID-19, we now expect P&C pretax core operating earnings, excluding the impact of MTM investments, in the range of $630 million to $690 million, and we expect an overall 2020 calendar year combined ratio in the range of 92% to 94%. We now expect net written premiums to be down 8% to 14% when compared to the $5.3 billion reported in 2019, primarily due to the run-off of Neon. Excluding the impact of Neon, we expect net written premiums be 1% to 7% lower than the premiums reported in 2019.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

Annuity Core Operating Earnings – The table below reflects annuity core operating earnings under AFG’s definition utilized beginning in the second quarter of 2019. For the first quarter of 2019, annuity core operating earnings are reconciled to previously reported annuity operating results.

In millions	Three months ended March 31,
	2020	2019	Change
Components of Pretax Annuity Core Operating Earnings:
Pretax earnings before items below	$79	$75	5%
Amounts previously reported as operating, net	—	(11)

Pretax Annuity core operating earnings before MTM investments	79	64	23%

MTM Investments, net of DAC	(12)	26

Pretax Annuity core operating earnings, as reported	$67	$90	(26%)

Annualized yield on investments marked to market through core operating earnings	(1.9%)	10.9%

First quarter 2020 pretax annuity core operating earnings before certain items increased 5% and reflects the impact of growth in the annuity business.

Earnings from investments marked to market (“MTM”) through core operating earnings vary from quarter to quarter based on the reported results of the underlying investments. As discussed earlier, the COVID-19 pandemic has had widespread financial and economic impacts, including a significant decrease in both equity and credit markets, which impacted returns during the first quarter of 2020 on the Annuity Segment’s $1.3 billion of MTM investments.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.21 billion in the first quarter of 2020, compared to $1.40 billion in the first quarter of 2019, a decrease of 13%. However, sales in the first quarter of 2020 represent a 6% increase over sales in the fourth quarter of 2019, and reflect a sequential increase in all of the Annuity Segment’s major channels.

Craig Lindner stated, “While COVID-19 had a limited impact on premiums during the first quarter, the pandemic is expected to have a much bigger impact on sales in the second quarter, and possibly beyond. Subject to much uncertainty, our current best estimate is that 2020 Annuity sales will be between $3.3 billion and $4.0 billion, and result in growth in average investments and reserves of 5% to 7% in 2020. Furthermore, we believe that the Annuity Segment’s 5% increase in comparable core operating earnings before MTM investments demonstrates the strong fundamentals of our business. Although the Annuity Segment’s return on its $1.3 billion of MTM investments was slightly negative in the first quarter of 2020, the cumulative return on these investments over the past five calendar years was nearly 10%.”

2020 Annuity Core Operating Earnings Guidance, Excluding Earnings or Losses from MTM Investments – While AFG continues to expect an attractive return on its MTM investments over the long term, due to ongoing volatility and uncertainty, it is difficult to forecast the MTM returns for the Annuity Segment in 2020. Pretax Annuity core operating earnings, excluding the impact of MTM investments, are expected to be in the range of $280 million to $310 million. By comparison, annuity core operating earnings excluding MTM investments was $298 million in 2019.

This guidance reflects the impacts of (i) lower short-term interest rates, which will have a negative impact on the Annuity Segment’s approximately $4.1 billion net investment in cash and floating rate securities, and (ii) recent opportunistic purchases of fixed income securities, which will have a positive impact on core operating earnings. In addition, AFG has recently initiated more aggressive renewal rate actions on annuity policies near or after the end of their surrender charge period, which will also have a positive impact on core operating earnings.

Craig Lindner added, “We believe AFG’s Annuity Segment is strongly positioned to deal with the effects of the pandemic. In addition to its strong capital position and strong underlying fundamentals, the Annuity Segment has the ability to lower the crediting rates on $31 billion of annuity reserves by an average of 118 basis points. In addition, due to its prudent pricing, AFG has sold fewer annuities with guaranteed living benefits than many of its peers; at March 31, 2020, less than 13% of AFG’s annuity reserves contained these guarantees.”

Annuity Non-Core Loss – In the first quarter of 2020, AFG reported an after-tax Annuity non-core loss of $30 million ($0.34 per share loss), which reflects the unfavorable impact of the first quarter decrease in the S&P 500 on fair value accounting for FIAs.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement.

Investments

Due to the significant drop in the stock market in the first quarter of 2020, AFG recorded first quarter 2020 net realized losses on securities of $435 million ($4.81 per share) after tax and after deferred acquisition costs (DAC), which included $423 million ($4.69 per share) in after-tax, after-DAC net losses to adjust equity securities that the Company continued to own, to fair value. AFG recorded $145 million ($1.61 per share) in non-core after-tax net realized gains on securities in the comparable prior year period.

Unrealized gains on fixed maturities were $16 million after tax and after DAC at March 31, 2020, a decrease of $846 million since year end. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the three months ended March 31, 2020, P&C net investment income was approximately 5% lower than the comparable 2019 period. Excluding the impact of MTM investments, P&C net investment income was unchanged year-over-year.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Neon Exited Lines

On January 6, 2020, AFG announced its plans to exit the Lloyd’s of London insurance market and actions it had initiated to place its Lloyd’s subsidiaries including its Lloyd’s Managing Agency, Neon Underwriting Ltd., into run-off. The exit from this business will allow AFG to reallocate capital to its other insurance businesses and opportunities that have the potential to earn targeted returns on investment. AFG recognized non-core after-tax net expenses of $7 million ($0.07 per share) in the first quarter of 2020 related to the run-off of this business.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $68 billion as of March 31, 2020. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules and changes in regulation of the Lloyd’s market, including modifications to capital requirements; changes in costs associated with the exit from the Lloyd’s market and the run-off of AFG’s Lloyd’s-based insurer, Neon; the effects of the COVID-19 outbreak, including the effects on the international and national economy and credit markets, legislative or regulatory developments affecting the insurance industry, quarantines or other travel or health-related restrictions; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Details Regarding AFG’s 2020 First Quarter Earnings Results Conference Call

The Company will hold a conference call to discuss 2020 first quarter results at 11:30 a.m. (ET) tomorrow, Tuesday, May 12, 2020. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 8449094. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on May 19, 2020. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 8449094.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.AFGinc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until May 19, 2020 at 11:59 p.m. (ET).

Contact:

Diane P. Weidner, IRC

Assistant Vice President – Investor & Media Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2020-11

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS (LOSS) AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2020	2019
Revenues
P&C insurance net earned premiums	$1,209	$1,173
Net investment income	544	542
Realized gains (losses) on securities	(551)	184
Income (loss) of managed investment entities:
Investment income	59	69
Gain (loss) on change in fair value of assets/liabilities	(43)	—
Other income	57	56

Total revenues	1,275	2,024

Costs and expenses
P&C insurance losses & expenses	1,127	1,091
Annuity and supplemental insurance benefits & expenses	389	339
Interest charges on borrowed money	17	16
Expenses of managed investment entities	48	55
Other expenses	82	110

Total costs and expenses	1,663	1,611

Earnings (loss) before income taxes	(388)	413
Provision (credit) for income taxes	(84)	87

Net earnings (losses) including noncontrolling interests	(304)	326

Less: Net earnings (loss) attributable to noncontrolling interests	(3)	(3)

Net earnings (loss) attributable to shareholders	$(301)	$329

Diluted earnings (loss) per Common Share	$(3.34)	$3.63

Average number of diluted shares	90.3	90.7

	March 31,	December 31,
	2020	2019
Selected Balance Sheet Data:
Total cash and investments	$53,221	$55,252
Long-term debt(c)	$1,473	$1,473
Shareholders’ equity(d)	$5,047	$6,269
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(d)	$4,987	$5,390

Book value per share	$56.18	$69.43
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$55.52	$59.70

Common Shares Outstanding	89.8	90.3

Footnotes (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended
	March 31,		Change
	2020	2019
Gross written premiums	$1,526	$1,535	(1%)

Net written premiums	$1,165	$1,147	2%

Ratios (GAAP):
Loss & LAE ratio	58.5%	58.9%
Underwriting expense ratio	33.7%	33.6%

Specialty Combined Ratio	92.2%	92.5%

Combined Ratio – P&C Segment	92.8%	92.6%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$494	$439	13%
Specialty Casualty	849	912	(7%)
Specialty Financial	183	184	(1%)

	$1,526	$1,535	(1%)

Net Written Premiums:
Property & Transportation	$386	$344	12%
Specialty Casualty	586	626	(6%)
Specialty Financial	149	145	3%
Other	44	32	38%

	$1,165	$1,147	2%

Combined Ratio (GAAP):
Property & Transportation	92.9%	89.0%
Specialty Casualty	90.7%	94.2%
Specialty Financial	89.1%	91.4%

Aggregate Specialty Group	92.2%	92.5%

	Three months ended
	March 31,
	2020	2019
Reserve Development (Favorable) / Adverse:
Property & Transportation	$(24)	$(26)
Specialty Casualty	(24)	(13)
Specialty Financial	(2)	(6)
Other Specialty	2	(1)

	$(48)	$(46)

Points on Combined Ratio:
Property & Transportation	(6.2)	(7.2)
Specialty Casualty	(4.3)	(2.2)
Specialty Financial	(1.2)	(4.3)

Aggregate Specialty Group	(4.2)	(4.0)
Total P&C Segment	(3.5)	(3.9)

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended
	March 31,		Change
	2020	2019
Annuity Premiums:
Financial Institutions	$711	$768	(7%)
Retail	197	330	(40%)
Broker-Dealer	155	233	(33%)
Pension Risk Transfer	103	10	930%
Education Market	39	49	(20%)
Variable Annuities	5	5	—

Total Annuity Premiums	$1,210	$1,395	(13%)

Components of Pretax Annuity Core Operating Earnings

	Three months ended
	March 31,		Change
	2020	2019
Revenues:
Net investment income	$428	$406	5%
Other income	35	28	25%

Total revenues	463	434	7%

Costs and Expenses:
Annuity benefits	287	267	7%
Acquisition expenses	65	57	14%
Other expenses	32	35	(9%)

Total costs and expenses	384	359	7%

Annuity core operating earnings before items below	$79	$75	5%

Amounts previously reported as core	—	(11)	nm
Investments marked-to-market, net of DAC	(12)	26	nm

Pretax Annuity Core Operating Earnings	$67	$90	(26%)

Annuity Spread Information*

	Three months ended March 31,
	2020	2019
Net interest spread before MTM investments	1.59%	1.69%
Net interest spread	1.53%	2.00%

Net spread earned before MTM investments	0.81%	0.80%
Net spread earned	0.69%	1.08%

*	Excludes fixed annuity portion of variable annuity business.

Further details may be found in our Quarterly Investor Supplement, which is posted on our website.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2020	2019
Core Operating Earnings before Income Taxes:
P&C insurance segment	$181	$185
Annuity segment	67	101
Annuity results previously reported as operating earnings	—	(11)
Interest & other corporate expenses	(37)	(43)

Core operating earnings before income taxes	211	232
Related income taxes	40	48

Core net operating earnings	$171	$184

b)

Because AFG had a net loss for the first quarter of 2020, the impact of potential dilutive options (weighted average of 0.84 million shares) was excluded from AFG’s fully diluted earnings per share calculation. However, for the non-GAAP measure of core net operating earnings, the Company believes it is most appropriate to use the fully diluted share data that would have been used if AFG had net earnings for the first quarter.

c)

Shareholders’ Equity at March 31, 2020 includes $16 million ($0.17 per share) in unrealized after-tax gains on fixed maturities and $44 million ($0.49 per share) in unrealized after-tax gains on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2019 includes $862 million ($9.54 per share) in unrealized after-tax gains on fixed maturities and $17 million ($0.19 per share) in unrealized after-tax gains on fixed maturity-related cash flow hedges.

d)	On March 26, 2020, AFG announced the registered offering of $300 million of 5.250% Senior Notes due April 2, 2030. The transaction closed on April 2, 2020.

e)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.